Exhibit 99.1

NEWS RELEASE

Contacts:

David Johnston, Chief Financial Officer, AVEO Pharmaceuticals, Inc.

(617) 299-5810

Caton Lovett, Pure Communications

(910) 232-7166

AVEO Reports First Quarter 2010 Financial Results

Significant Progress in Development of Lead Product Candidate Tivozanib

2010 Financial Guidance Provided

CAMBRIDGE, Mass., April 29, 2010 – AVEO Pharmaceuticals, Inc. (NASDAQ: AVEO), a biopharmaceutical company focused on discovering, developing and commercializing cancer therapeutics, today announced financial results for the quarter ended March 31, 2010, provided an update on progress towards achievement of 2010 goals as well as 2010 financial guidance.

“We believe that we have made important progress with our lead product candidate tivozanib this quarter, including conducting an updated analysis of new data from our successful Phase 2 clinical trial in patients with renal cell carcinoma (RCC) which was presented at the 2010 Genitourinary Cancers Symposium in March of this year. The data from this trial showed a median progression-free survival of 14.8 months in patients with clear cell RCC who had undergone nephrectomy. The same patient population is currently being studied in TIVO-1, our global Phase 3 clinical trial of tivozanib in advanced RCC evaluating the efficacy of tivozanib compared to sorafenib,” stated Tuan Ha-Ngoc, president and chief executive officer of AVEO. “In addition, we initiated patient enrollment at multiple sites around the world in TIVO-1, which is the first ever Phase 3 study in RCC designed to evaluate superiority in a head-to-head comparison against a widely prescribed anti-angiogenesis therapy in first-line RCC.” The trial began enrolling patients in February 2010 and AVEO expects to enroll 500 patients at more than 90 sites in 16 countries.

Financial Highlights

Net loss for the quarter ended March 31, 2010 was $14.4 million, or $2.27 per common share, compared with $9.4 million, or $5.92 per common share, for the quarter ended March 31, 2009.

Total revenues for the quarter ended March 31, 2010 were $10.9 million compared with $3.7 million for the first quarter of 2009. Revenue during the first quarter of 2010 primarily reflected license fees, research and development funding and milestones earned under the company’s strategic partnerships with Biogen-Idec, Merck (formerly Schering-Plough), and OSI Pharmaceuticals. Included in revenue for the first quarter is a $5 million development milestone from Biogen Idec related to the AV-203 collaboration, AVEO’s ErB3 inhibitor antibody.

Research and development expenses for the quarter ended March 31, 2010 totaled $22.6 million compared with $9.7 million for the same period of 2009. The expense for the first quarter includes a $10 million payment to Kyowa Hakko Kirin in connection with the TIVO-1 study.

General and administrative expense was $2.8 million for the first quarter of 2010 compared with $2.6 million for the first quarter of 2009.

As of March 31, 2010, AVEO had cash, cash equivalents and marketable securities of $96.1 million compared with $51.3 million on December 31, 2009.

On March 17, 2010, the company completed its initial public offering of 9 million shares of common stock. On March 31, 2010, the underwriters for the initial public offering exercised their option to purchase an additional 968,000 shares of common stock to cover over-allotments. The closing of the sale of the additional shares occurred on April 6, 2010 and, therefore, are not included in the first quarter 2010 financial results. As a result of these two transactions, AVEO received net proceeds of approximately $80 million.

Approximately 29.9 million shares of common stock were outstanding at March 31, 2010.

Full Year 2010 Financial Guidance

AVEO expects to achieve the following financial results for the full-year ending December 31, 2010:

•

Revenue is expected to range between $40 million and $50 million and be comprised primarily of license fees, research and development funding and milestones earned under the company’s existing strategic partnerships.

•

Net loss is expected to range between $74 million and $79 million or between $3.00 and $3.20 per share, which includes $4 million of non-cash expense related to stock-based compensation. Net loss guidance is based upon an expected weighted average share count of 24.8 million.

•	Expenses related to the TIVO-1 trial in 2010 are expected to range between $27 million and $30 million, based upon current estimates for patient accrual rates.

•	The company expects to have a year-end balance of a minimum of $50 million in cash, cash equivalents and marketable securities.

Recent Accomplishments

Thus far, this year, the company has made important progress toward achievement of its corporate goals for 2010. Key accomplishments include:

•

Initiated Patient Enrollment in Phase 3 Clinical Trial: AVEO initiated patient enrollment in TIVO-1, a global Phase 3 clinical trial of tivozanib in patients with advanced RCC. TIVO-1 is evaluating the efficacy of tivozanib compared to sorafenib (Nexavar® ), a U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMEA) approved therapy for RCC. TIVO-1 is the first ever Phase 3 study in RCC designed to evaluate superiority in a head-to-head comparison against a widely prescribed anti-angiogenesis therapy in first-line RCC. The primary endpoint of the trial is to compare the progression-free survival (PFS) of tivozanib vs. sorafenib. Secondary endpoints include overall survival, objective response rate, safety and quality of life. This trial is expected to enroll approximately 500 patients and is being led by Robert Motzer, M.D., of Memorial Sloan Kettering Cancer Center.

•

Presented Significant Phase 2 PFS Data at ASCO GU: AVEO presented an updated analysis of the results from its 272-patient Phase 2 clinical trial in March at the 2010 Genitourinary Cancers Symposium, showing that the median PFS achieved by patients with advanced clear cell RCC who had undergone a prior nephrectomy was 14.8 months – comparing favorably to historical data from trials testing other currently approved VEGF receptor inhibitors in RCC. Hypertension, which has been proposed as a biomarker of clinical effect among agents targeting the VEGF receptor tyrosine kinases in RCC, was the most commonly reported treatment-related adverse effect, and was observed in 50% of treated patients. In the study, development of hypertension was directly associated with improved clinical outcomes among patients overall and in the subset of patients with clear cell RCC who had undergone prior nephrectomy. The median

PFS was 21.4 months for this subset of patients who had diastolic blood pressures greater than 90 mm Hg. Off-target toxicities commonly associated with other targeted therapies, such as mucositis, fatigue and hand-foot syndrome, were notably low in the tivozanib group, underscoring a favorable tolerability profile and potential for combinability with other therapeutic agents.

•

Received Milestone Payment from Biogen Idec under ErbB3 Program: In April 2010, AVEO received a $5 million milestone payment from Biogen Idec for the selection of the first humanized antibody development candidate from AVEO’s ErbB3 program. Previously in June 2009, AVEO received a $5 million milestone payment from Biogen Idec for the achievement of the first preclinical discovery and development milestone, bringing the total milestone payments received to $10 million in the aggregate. Under the terms of the strategic partnership with Biogen Idec, AVEO is eligible to receive an additional $5 million if certain additional preclinical discovery goals are achieved.

•

Presented New Data on Notch Antibody Program at AACR: AVEO presented data from several studies on AVEO’s Human Response Platform™ and antibody platform at the American Association for Cancer Research (AACR) annual meeting. Of note, AVEO presented preclinical data which demonstrate that its Notch1-specific monoclonal antibody is a highly potent inhibitor of Notch1 function in both in vitro and in vivo models. Effective blockade of Notch signaling has been demonstrated to effectively inhibit tumor angiogenesis, supporting the development of AVEO’s Notch1 antibody as an anti-angiogenic agent. Recent data have also suggested an important role for Notch signaling in cancer stem cell maintenance. In the AVEO studies, the expression of Notch pathway-related genes was correlated with Notch pathway dependence in human cancer cell lines to identify tumors that are dependent upon tumor autonomous Notch signaling. Expression of a single Notch target gene, HeyL, was correlated with sensitivity of human cancer cell lines to inhibition of ligand-dependent Notch signaling, confirming HeyL’s role as a predictive biomarker of Notch-dependent tumors. Moreover, elevated HeyL expression identified a significant subset of tumors driven by the mutant Kras oncogene that may be dependent upon Notch signaling. Importantly, the lack of toxicity observed with AVEO’s anti-Notch1 antibody in mouse models suggests that the antibody may be combinable with other targeted therapies to enhance anti-angiogenesis effects in the treatment of cancer.

Upcoming Activities

AVEO expects to have a presence at the American Society of Clinical Oncology (ASCO) Annual Meeting 2010, June 4-8, 2010, Chicago, Ill.

Today’s Conference Call and Webcast Reminder

AVEO will hold a conference call and live webcast today at 9:00 a.m. (EDT). The call can be accessed by dialing 1-866-783-2140 (domestic) or 1-857-350-1599 (international), five minutes prior to the start of the call and providing the passcode 18748077. The live, listen-only webcast of the conference call can be accessed by visiting the investors section of the AVEO website at http://investor.aveopharma.com.

A replay of the call will be available for two weeks, approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 64121444. A replay of the webcast will also be archived on the company’s website for two weeks following the call.

About Tivozanib

Tivozanib, an investigational new drug, is a highly potent and selective inhibitor of VEGF receptors 1, 2 and 3, exhibiting picomolar inhibitory activity against all three receptors. Due to its potency and specificity, AVEO believes tivozanib may enable optimal inhibition of the VEGF pathway, while minimizing side effects associated with off-target activity. Such a profile may enable tivozanib to be more readily combined with standard chemotherapy as well as other targeted therapies, potentially increasing the breadth of its clinical utility.

Following the successful completion of Phase 1 and Phase 2 clinical trials, AVEO has launched a comprehensive clinical development program in support of tivozanib. In addition to the TIVO-1 trial, AVEO is currently conducting multiple Phase 1b clinical trials of tivozanib in various combinations and dosing regimens in RCC and additional solid tumor indications, including breast cancer and colorectal cancer.

About AVEO

AVEO Pharmaceuticals (NASDAQ: AVEO) integrates a proprietary cancer biology platform with drug development and commercial expertise in its efforts to discover and develop targeted cancer therapeutics. The company’s lead product, tivozanib, is an oral, triple VEGF receptor inhibitor with potential for a best-in-class profile. Tivozanib is currently being investigated in a global, randomized Phase 3 clinical trial called TIVO-1 comparing tivozanib to sorafenib in advanced kidney cancer, as well as additional clinical studies in other solid tumor types. AVEO’s proprietary, integrated cancer biology platform offers the company a unique advantage in oncology drug development that both increases the probability of clinical success and provides a discovery engine for high-value targets. This approach has resulted in a promising pipeline of monoclonal antibodies against novel targets including HGF, ErbB3, RON, Notch and FGFR. For more information, please visit the company’s website at www.aveopharma.com.

Forward Looking Statements

Any statements in this press release about AVEO’s future expectations, plans and prospects including statements about estimates of 2010 financial performance, anticipated costs of the TIVO-1 trial (including anticipated enrollment rates for the trial), AVEO’s Notch antibody program being effectively combined with other targeted therapies to enhance anti-angiogenesis effects in the treatment of cancer, the efficacy and combinability of tivozanib, AVEO’s cancer biology platform increasing the probability of clinical success and providing a discovery engine for high-value targets, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks relating to: AVEO’s ability to successfully research, develop, obtain and maintain regulatory approvals for tivozanib and its other product candidates; the company’s inability to obtain and maintain adequate protection for intellectual property rights relating to AVEO’s product candidates and technologies; AVEO’s ability to maintain its strategic partnerships and risks related to the failure of AVEO’s strategic partners to meet their obligations under their agreements with AVEO; AVEO’s ability to consummate additional strategic partnerships on favorable terms; unplanned operating expenses and AVEO’s ability to raise substantial additional funds to achieve its goals; general economic and industry conditions; and other factors discussed in the “Risk Factors” section of the final prospectus relating to AVEO’s initial public offering filed with the Securities and Exchange Commission, and in other filings that AVEO periodically makes with the SEC. In addition, the forward-looking statements included in this press release represent AVEO’s views as of the date of this press release. AVEO anticipates that subsequent events and developments will cause AVEO’s views to change. However, while AVEO may elect to update these forward-looking statements at some point in the future, AVEO specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing AVEO’s views as of any date subsequent to the date of this press release.

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AVEO Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$71,647	$45,290
Marketable securities	24,485	6,011
Accounts receivable	5,149	487
Prepaid expenses and other current assets	7,532	1,306

Total current assets	108,813	53,094

Property and equipment, net	4,022	4,197
Other assets	396	1,946
Restricted cash	607	607

Total assets	$113,838	$59,844

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$7,302	$7,491
Accrued expenses	5,625	7,389
Loans payable, net of discount	7,633	7,467
Deferred revenue	13,415	11,782
Deferred rent	206	176

Total current liabilities	34,181	34,305

Loans payable, net of current portion and discount	10,275	12,278
Deferred revenue, net of current portion	21,035	23,320
Deferred rent, net of current portion	753	819
Other liabilities	1,253	1,249
Warrants to purchase convertible preferred stock	—	1,459

Convertible preferred stock, $.001 par value: 80,624 and no shares authorized at December 31, 2009 and March 31, 2010, respectively; 75,917 shares issued and outstanding at December 31, 2009 and no shares outstanding at March 31, 2010	—	156,705

Stockholders’ equity (deficit):
Preferred Stock, $.001 par value: no shares and 5,000 shares authorized at December 31, 2009 and March 31, 2010, respectively; no shares issued and outstanding at December 31, 2009 and March 31,2010, respectively	—	—
Common stock, $.001 par value: 25,500 and 100,000 shares authorized at December 31, 2009 and March 31, 2010, respectively; 1,641 and 29,904 shares issued and outstanding at December 31, 2009 and March 31,2010, respectively	30	2

Additional paid-in capital	238,395	7,432
Accumulated other comprehensive income	19	—
Accumulated deficit	(192,103)	(177,725)

Total stockholders’ equity (deficit)	46,341	(170,291)

Total liabilities and stockholders’ equity (deficit)	$113,838	$59,844

AVEO Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2010	2009
Collaboration revenue	$10,881	$3,670
Operating expenses:
Research and development *	22,618	9,729
General and administrative *	2,753	2,571

	25,371	12,300

Loss from operations	(14,490)	(8,630)

Other income and expense:
Other income (expense), net	712	(62)
Interest expense	(607)	(743)
Interest income	7	28

Other income (expense), net	112	(777)

Net loss before benefit for income taxes	$(14,378)	$(9,407)

Net loss per share—basic and diluted	$(2.27)	$(5.92)

Weighted-average number of common shares used in net loss per share—basic and diluted	6,340	1,590

* Includes stock-based compensation of the following:
Research and development	358	313
General and administrative	458	179